Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NTN Buzztime, Inc. and subsidiaries of our report dated March 22, 2019, relating to the consolidated financial statements of NTN Buzztime, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of NTN Buzztime, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Squar Milner, LLP

San Diego, California
June 14, 2019